EXHIBIT 10.17


                              EMPLOYMENT AGREEMENT
                              --------------------

      This employment agreement ("Agreement") is entered into this ___ date of February, 2005 to be effective upon the first day that Integrated Healthcare Holding, Inc., a Nevada Corporation ("Company") owns the four (4) hospitals being divested by Tenet Healthcare System, in Orange County California, specifically, Western Medical Center - Santa Ana; Western Medical Center - Anaheim; Chapman Medical Center; and Coastal Communities Hospital, by and between "Company" and Larry B. Anderson ("Executive") hereinafter referred to as the "Commencement Date."

                                    RECITALS
                                    --------

      A. The Company is engaged in the business of hospital acquisition and management (the "Business").

      B. The Company wishes to employ Executive, and Executive agrees to serve, as Senior Vice President of Company, subject to the terms and conditions set forth below.

                                    AGREEMENT
                                    ---------

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Term of Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a period of three (3) years commencing on the "Commencement Date" and ending on February 28, 2008, unless terminated earlier in accordance with the provisions of Section 5 below.

2. Position and Duties.

Executive shall serve as the President, of the Company. Employee's principal duties and responsibilities shall be to, in concert with the Chief Executive Officer and the Chief Financial Officer, set the overall strategies and direction of the Company and monitor and oversee corporate performance. He shall report to the Board of Directors of the Company. Except during vacation periods or in accordance with the Company's personnel policies covering executive leaves and reasonable periods of illness or other incapacitation, Executive shall devote his services to the Company's Business and interests in a manner consistent with Executive's title and office and the Company's needs for his services. Executive agrees to perform his duties pursuant to this Agreement in good faith and in a manner which he honestly believes to be in the best interests of the Company, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. Executive shall at all times be subject to and shall observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established and communicated to him from time to time by the Company.


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3. Place of Performance. Executive shall perform his duties at the Company's corporate headquarters in Costa Mesa, California or at such other location as may from time to time be assigned to him, except for reasonable work-related travel. In the event Company relocates its headquarters and/or Executive's office outside of Orange County, Executive shall have the right, in Executive's sole discretion, to elect to treat such action as a termination of this Agreement without cause by Company as provided for in Section 5.3. However, Executive agrees to exercise such right within thirty (30) days from receipt of written notification by the Company that a decision has been made to relocate. In the event Executive exercises his rights under this paragraph, Company shall compensate Executive as provided in Section 5.3.

4. Compensation and Benefits.

            4.1 Base Salary. In consideration of Employee's performance of all of his duties and responsibilities hereunder and his observance of all of the covenants, conditions and restrictions contained herein, Employee shall be entitled to receive a base salary, from the Commencement Date of this Agreement, through the third anniversary hereof, of Three Hundred and SixtyThousand Dollars ($360,000) per annum. The base salary shall be payable in bi-weekly or other periodic installments in accordance with the Company's payroll procedures in effect from time to time. The base salary has been expressed in terms of a gross amount, and the Company is or may be required to withhold from such gross amount deductions in respect of federal, state or local income taxes, FICA and the like. Employee's base salary for any renewal term hereof shall be determined by the Compensation Committee of the Company's Board of Directors. Executive shall receive base salary increases for each succeeding year of this Agreement as determined by the Company's Board of Directors but in no event shall Executive's base salary be decreased. Executive's salary shall be reviewed by the Compensation Committee of the Board within six (6) months of the effective date of this Agreement.

            4.2 Bonus. Executive shall receive an annual bonus during the term of his employment under this Agreement as determined by the Board of Directors. Such bonus shall be payable to Executive no later than 60 days after the end of each calendar year.

            4.3 Stock Options. The Company will grant Executive, effective as of the Commencement Date, an option to purchase One Million shares of the company's class A common stock, .001 value per share, at a price of the mean average per share price for 10 days following the Commencement Date. This option will be for a period of 3 consecutive years and will vest at the rate of 33% on each anniversary of this Agreement. Executive shall receive additional stock options annually if certain company goals are met. Additional information regarding Company's stock option plan shall be provided.

            4.4 Medical Insurance. Executive shall receive medical, dental, vision and/or other health insurance in the same manner and scope as similarly-situated senior Executives.

            4.5 Expenses. Company shall reimburse Executive for appropriate, reasonable business expenses incurred by Executive, in accordance with the Company's general policy applicable to similarly-situated senior executives. The


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Company shall pay the reasonable costs for Executive to maintain membership in professional organizations.

            4.6 Life and Disability Insurance and Retirement Plan. Executive shall be entitled to participate in any short-term disability plan, long-term disability plan and life insurance plan and any pension or retirement plan maintained by the Company for similarly-situated senior executives.

            4.7 Automobile Allowance. Executive shall receive an automobile and insurance allowance of $1,000.00 per month.

            4.8 Cellular Telephone. Executive shall receive reimbursement for reasonable expenses associated with Executive's use of a cellular telephone in performing his services.

            4.9 Vacation. Executive shall be entitled to four weeks of paid vacation each year of this Agreement in accordance with the standard vacation policies of Company applicable to similarly-situated senior executives.

            4.10 Other Employee Benefits. Executive shall receive all other employee benefits and participate in all other employee benefit plans provided by the Company to similarly-situated senior Executives.

5. Termination.

            5.1 By Company for Cause. Notwithstanding Section 1, the employment period may be terminated by the Company at any time for "cause." For purposes of this Section 5.1, "cause" shall mean (i) the commission by Executive of a felony or other crime involving moral turpitude or (ii) any willful and dishonest act committed by Executive that materially breaches Executive's duties or obligations under this Agreement. If Company terminates Executive for "cause" under this Section 5.1, Executive shall be entitled to receive all accrued salary, benefits, and vested stock options, through the date of termination.

            5.2 By Executive for Cause. Executive may resign from his employment with Company for "cause." For purposes of this Section 5.2, "cause" shall mean
(i) the removal of Executive as President of Company , (ii) any material diminution or modification of Executive's normal duties, responsibilities and authority under this Agreement, (iii) any change in Executive's direct reporting relationship to the Board of Directors, (iv) any material breach of this agreement by Company, (v) the dissolution, or bankruptcy of the Company, (vi) any person, entity or group of affiliated persons and entities having more than 50% of the outstanding voting securities of the Company which sells, transfers, disposes or otherwise relinquishes their interest in the Company. If Executive wishes to resign after a change of control he must exercise such right within 10 days after written notification of such change of control. If Executive resigns for "cause" under this Section 5.2, Executive shall receive all salary, benefits, health and dental insurance, bonuses, and stock options for a period of 12 months, but will not accrue additional Paid Time Off, vacation or other


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sick pay benefits, if Executive signs the Severance Agreement attached as exhibit A, within sixty (60) days of his separation date.

            5.3 By Company without Cause. The Company may terminate executive without cause upon thirty (30) days' written notice to Executive. If Company terminates Executive without cause, Executive shall receive all salary, benefits, health and dental insurance, bonuses and stock options for a period of twelve (12) months, but will not accrue additional Paid Time Off, vacation or other sick pay benefits, if Executive signs the severance agreement attached as exhibit A, within thirty (30) days of his separation date.




      Company's Initials:       Executive's Initials:



      -------------------       ---------------------



            5.4. By Executive without Cause. Executive may resign without cause upon sixty (60) days' written notice to Company. If Executive resigns without cause, Executive shall be entitled to receive all accrued salary, benefits, and vested stock options, and accrued Paid Time Off, other vacation and/or sick pay benefits through the date of resignation.

            5.5 No Mitigation Required. In the event of an employment termination under Sections 5.2 and 5.3 above, Executive shall not be required to mitigate the amount of any payments under Sections 5.2 and 5.3 by seeking other employment, and any payments by Company under Sections 5.2 and 5.3 shall not be reduced by the amount of any payments or benefits earned by Executive as a result of other employment or remunerative relationship.

            5.6. Death or Disability. Company shall be entitled to end Executive's employment if Executive dies or becomes disabled. Executive shall be deemed "disabled" for purposes of this Agreement if he is unable, by reason of illness, accident, or other physical or mental incapacity, to perform substantially all of his normal duties for a continuous period of ninety (90) days. In the event Executive's employment ends on account of his death or disability, Executive (or Executive's surviving spouse or estate if applicable) shall continue to receive all of Executive's compensation, prorata bonus, benefits and stock options owed under this Agreement for a period of one year. However, Paid Time Off, vacation pay or other sick pay benefits shall not accrue during this period. All stock options which have not vested under this Agreement shall immediately vest and Executive (or his surviving spouse or estate if applicable) shall have the right to all benefits associated with such vesting upon separation. Executive's separation from Company on account of death or disability shall not constitute a termination for cause by Company under this Agreement.


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6. Indemnification. To the extent permitted by law, Company shall defend, indemnify and hold Executive harmless from and against any and all losses, liabilities, damages, expenses (including attorneys' fees and costs), actions, causes of action or proceedings arising directly or indirectly from Executive's performance of this Agreement or services as an employee of Company, except claims arising from employee's intentional misconduct or gross negligence. The Company shall control the defense of such claim(s). This indemnification shall be in addition to any right of indemnification to which Executive may be entitled under Company's Articles of Incorporation and By-Laws. With the prior approval of the Company which may be withheld in the Company's sole and absolute discretion, Executive may retain his own counsel to defend him in such actions in which case Company shall pay for the reasonable costs and expenses of such counsel.

7. Confidentiality and Exclusivity.

            7.1 Confidentiality. During the term of Executive's employment under this Agreement and thereafter, Executive will keep confidential and will not directly or indirectly reveal, divulge or make known in any manner to any person or entity (except as required by applicable law or in connection with the performance of his duties and responsibilities as an Executive hereunder) nor use or otherwise appropriate for Executive's own benefit, or on behalf of any other person or entity by whom Executive might subsequently be employed or otherwise associated or affiliated with, any Confidential Information. Confidential Information shall include information (not readily compiled from publicly available sources) which is made available to Executive or obtained by Executive during the course of his employment relating or pertaining to the Company's trade secrets, such as financial information, technical information and /or business plans and strategies. Executive agrees to cooperate with the Company to maintain the secrecy of and limit the use of such Confidential Information.

            7.2 Exclusivity. During the term of Executive's employment under this Agreement, Executive shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm corporation or entity other than the Company, and will not, during such period of time, be engaged in any business, enterprise or undertaking other than employment by the Company except for such other outside activities that do not detract from the full discharge of Employee's duties hereunder.

            7.3 Enforcement. Company and Executive recognize and acknowledge that Executive is employed under this Agreement as an Executive in a position where Executive will be rendering personal services of a special, unique, unusual and extraordinary character requiring extraordinary ingenuity and effort by Executive. Executive hereby acknowledges that compliance with the provisions of Section 7 of the Agreement is necessary to protect the goodwill and other proprietary interests of the Company and that the Company would suffer continuing and irreparable injury which injury is not adequately compensable in monetary damages or at law. Accordingly, Executive agrees that the Company may obtain injunctive relief against the breach or threatened breach of the foregoing provisions, in addition to any other legal remedies which may be available to it under this Agreement.


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8. Proprietary Rights and Materials. All documents, memoranda, reports, notebooks, correspondence, files, lists and other records, and the like, designs, drawings, specifications, computer software and computer equipment, computer printouts, computer disks, and all photocopies or other reproductions thereof, affecting or relating to the Business of the Company, which Executive shall prepare, use, construct, observe, possess or control ("Company Materials"), shall be and remain the sole property of the Company. Upon termination of this Agreement, Executive shall deliver promptly to the Company all such Company Materials.

9. No Assignment. This Agreement shall be binding upon the Company and Executive. Neither Company nor Executive is permitted to assign any rights or duties under this Agreement. In the event Company assigns any of its rights or duties under this Agreement, Executive shall have the right, in Executive's sole discretion, to elect to treat such action as a termination of this Agreement without cause by Company as provided for in Section 5.3. However, Executive agrees to exercise such right within thirty (30) days from receipt of written notification by the Company that a decision has been made to assign this Agreement. In the event Executive exercises his rights under this paragraph, Company shall compensate Executive as provided in Section 5.3.

10. Notices. Any notices required or permitted to be sent under this Agreement shall be delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to Company:
Larry B. Anderson President
Integrated Healthcare Holdings, Inc
695 Town Center Drive
Suite 260
Costa Mesa, CA  92626

If to Executive:
Larry B. Anderson
Integrated Healthcare Holdings, Inc.
695 Town Center Drive, Suite 260
Costa Mesa, CA. 92626

            Either party may change its address for receiving notices by giving written notice to the other party.

12. Miscellaneous Provisions.


            12.1 Arbitral Claims. To the fullest extent permitted by law, all disputes between Executive (and his attorneys, successors, and assigns) and Company (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Executive's employment, including, without limitation, all disputes arising under this Agreement, ("Arbitral Claims") shall


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be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitral Claims shall include, but are not limited to, contract (express of implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitral Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. The parties consent to jurisdiction and venue in Orange County, California.

            Procedure. Arbitration of Arbitral Claims shall be through Judicial Arbitration and Mediation Service (JAMS), in Orange County, California, in accordance with JAMS' rules and regulations then in effect. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitral Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitral Claim. Notwithstanding the foregoing, and only to the extent allowed by law, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Orange County, California. In any arbitration proceeding under this Agreement, the parties shall have the same rights to discovery as would be available in a proceeding in California Superior Court, as provided in section 1283.05 of the California Code of Civil Procedure. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. The interpretation and enforcement of this agreement to arbitrate shall be governed by the California Arbitration Act.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

            Company's Initials:            Executive's Initials:




            -------------------            ---------------------


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            12.2 Arbitrator Selection and Authority. All disputes involving
Arbitral Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify JAMS and request selection of an arbitrator in accordance with JAMS' rules. The arbitrator shall have only such authority to award equitable relief, damages, costs and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be paid equally by the parties. The parties shall each be responsible for whatever costs they would have otherwise incurred had their claims been filed in court. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitral Claims, including, but not limited to, whether any particular claim is arbitral and whether all or any part of this Agreement is void or unenforceable.

            12.3 Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section on Arbitration shall survive the termination of Executive's employment and the expiration of this Agreement.


            12.4 Attorneys' Fees. In the event of a dispute relating to this Agreement, each party shall pay their own legal fees and costs.

            12.5 Severable Provisions. The provisions of this Agreement are severable, and if any provision shall be determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

            12.6 Non-Waiver. The failure of either party to insist on strict compliance with any of the terms and conditions of this Agreement by the other party shall not be deemed a waiver of that term or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

            12.7 Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            12.8 Controlling Law. This Agreement shall be construed and --------------- interpreted in accordance with California law.

            12.9 Amendment. This Agreement shall not be amended, released, discharged, changed or modified in any manner, except by an instrument signed by the parties.

            12.10 Photocopies and Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one complete instrument. Photocopies and facsimiles of such signed


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counterparts may be used in lieu of the originals for any purpose.

            12.11 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

            12.12 Authority. Any person or entity purporting to have the authority to enter into this Agreement on behalf of or for the benefit of any other person or entity hereby warrants that it has such authority. The parties agree to sign any forms or documents necessary to effectuate their intent under this Agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


Dated: February ____, 2005                  Integrated Healthcare Holdings, Inc.
                                            A Nevada Corporation

                                            By:
                                               ---------------------------------
                                                  Dr. Anil Shah
                                                  Chairman of the Board


Dated: February____, 2005                   By:
                                               ---------------------------------
                                            Larry B. Anderson

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